Exhibit 99.1

Coughlin Joins Pinnacle Airlines Corp. Board

Memphis, Tenn. (December 22, 2008) – Pinnacle Airlines Corp. (NASDAQ: PNCL) has announced that Susan MacGregor Coughlin has joined the Board of Directors.  Coughlin is a former Vice Chairman and member of the National Transportation Safety Board and Deputy Administrator of the Federal Railroad Administration.  She is founder and president of Air Safety Management Associates, a consulting firm serving transportation clients since 1997.

“Pinnacle has an intensive safety program and adding someone of Susan Coughlin’s stature, experience and integrity to our board helps position us to continue the industry-leading growth and performance Pinnacle is experiencing,” said Philip H. Trenary, President and Chief Executive Officer.

Ms. Coughlin has held executive positions in the transportation industry since 1981, most recently as President and CEO of the Aviation Safety Alliance.  Prior to joining ASA, she served as President and COO of the American Transportation Research Institute and as Director and COO of the Air Transport Association Foundation.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc.  Pinnacle Airlines, Inc. operates a fleet of 139 regional jets in the United States, Canada, the Bahamas, Mexico, U.S. Virgin Islands, and Turks and Caicos Islands as Northwest Airlink and Delta Connection.  Colgan Air, Inc. operates a fleet of 51 regional turboprops as Continental Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport 13 million passengers a year to 144 cities and towns in North America.  The corporate headquarters is located in Memphis, Tennessee.  Airport hub operations are located in Atlanta, Boston, Detroit, Newark, Washington Dulles, Houston, LaGuardia, Memphis and Minneapolis.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162
www.pncl.com